                                                                 Exhibit 10.114






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                                EMPLOYMENT AGREEMENT

                                        FOR

                                    JOHN R. CALI


















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

                                  TABLE OF CONTENTS

                                                                           PAGE


1. EMPLOYMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
2. EMPLOYMENT PERIOD.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
3. SERVICES / PLACE OF EMPLOYMENT. . . . . . . . . . . . . . . . . . . . . . 3
4. COMPENSATION AND BENEFITS.. . . . . . . . . . . . . . . . . . . . . . . . 4
5. TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL.. . . . . . . . . . . . . 6
6. COMPENSATION UPON TERMINATION OF EMPLOYMENT BY THE COMPANY FOR
    CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. . . . . . . . . . . . . . . . 9
7. COMPENSATION UPON TERMINATION OF EMPLOYMENT UPON DEATH OR
    DISABILITY.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
8. COMPENSATION UPON TERMINATION OF EMPLOYMENT BY THE COMPANY
    WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. . . . . . . . . . . . . .12
9. CHANGE IN CONTROL.. . . . . . . . . . . . . . . . . . . . . . . . . . . .13
10. MITIGATION / EFFECT ON EMPLOYEE BENEFIT PLANS AND PROGRAMS.. . . . . . .17
11. CONFIDENTIAL INFORMATION.. . . . . . . . . . . . . . . . . . . . . . . .17
12. RETURN OF DOCUMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . .18
13. NONCOMPETE.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
14. REMEDIES.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
15. INDEMNIFICATION/LEGAL FEES.. . . . . . . . . . . . . . . . . . . . . . .21
16. SUCCESSORS AND ASSIGNS.. . . . . . . . . . . . . . . . . . . . . . . . .22
17. TIMING OF AND NO DUPLICATION OF PAYMENTS.. . . . . . . . . . . . . . . .24
18. MODIFICATION OR WAIVER.. . . . . . . . . . . . . . . . . . . . . . . . .24
19. NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
20. GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
21. SEVERABILITY.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
22. LEGAL REPRESENTATION.. . . . . . . . . . . . . . . . . . . . . . . . . .26
23. COUNTERPARTS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
24. HEADINGS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
25. ENTIRE AGREEMENT.. . . . . . . . . . . . . . . . . . . . . . . . . . . .26
26. SURVIVAL OF AGREEMENTS.. . . . . . . . . . . . . . . . . . . . . . . . .26

                                    JOHN R. CALI

                                EMPLOYMENT AGREEMENT



     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of December , 1997, by and between John R. Cali, an individual residing at 203 Laurel
Hill Road, Mountain Lakes, New Jersey 07046 ("Executive"), and Mack-Cali Realty Corporation, a Maryland corporation with offices at 11 Commerce Drive, Cranford, New Jersey 07016 (the "Company").

                                       RECITALS

     WHEREAS, Executive held the position of Chief Administrative Officer of the Company pursuant to his prior employment agreement dated as of January 21, 1997 (the "Prior Agreement") and prior thereto and, through such service, has acquired special and unique knowledge, abilities and expertise;

     WHEREAS, in connection with the combination of Cali Realty Corporation with the Mack Companies (the "Mack Combination") the Prior Agreement is canceled effective as of the closing of the Mack Combination; and

     WHEREAS, the Company desires to employ Executive as Executive Vice President, and Executive desires to be employed by the Company as Executive Vice President, pursuant to the terms of the Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

     1.   Employment.

     The Company hereby agrees to employ Executive, and Executive hereby agrees to accept such employment during the period and upon the terms and conditions set forth in this Agreement.

     2.   Employment Period.

          (a) Except as otherwise provided in this Agreement to the contrary, the terms and conditions of this Agreement shall be and remain in effect during the period of employment (the "Employment Period") established under this Paragraph 2. The initial Employment Period shall be for a term commencing on the date of this Agreement and ending on the fifth anniversary of the date of this Agreement provided, however, that commencing on the day after the date of this Agreement and on each day thereafter, the Employment Period shall be extended for one additional day so that a constant five (5) year Employment Period shall be in effect, unless (i) the Company or Executive elects not to extend the term of this Agreement by giving written notice to the other party in accordance with Paragraph 19, in which case, subject to the provisions of sub-paragraph 5(a)(iv) below, the term of this Agreement shall become fixed and shall end on the fifth anniversary of the date of such written notice ("Notice of Non-Renewal"), or (ii) Executive's employment terminates hereunder.

     (b) Notwithstanding anything contained herein to the contrary: (i) Executive's employment with the Company may be terminated by the Company or Executive during the Employment Period, subject to the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of Executive's employment following the expiration of the Employment Period upon such terms and conditions as the Board of Directors of the Company (the "Board") and Executive may mutually agree.

          (c) If Executive's employment with the Company is terminated, for purposes of this Agreement the term "Unexpired Employment Period" shall mean the period commencing on the date of such termination and ending on the last day of the Employment Period.

     3.   Services / Place of Employment.

     (a) SERVICES. During the Employment Period, Executive shall hold the position of Executive Vice President of the Company. Executive shall devote his best efforts and substantially all of his business time, skill and attention to the business of the Company (other than absences due to vacation, illness, disability or approved leave of absence), and shall perform such duties as are customarily performed by similar executive officers and as may be more specifically enumerated from time to time by the Chief Executive Officer and President; PROVIDED, HOWEVER, that the foregoing is not intended to (a) preclude Executive from (i) owning and managing personal investments, including real estate investments, subject to the restrictions set forth in Paragraph 13 hereof or (ii) engaging in charitable activities and community affairs, or (b) restrict or otherwise limit Executive from conducting real estate development, acquisition or management activities with respect to those properties described in Schedule A, attached hereto, (the "Excluded Properties"), provided that the performance of the activities referred to in clauses (a) and (b) does not prevent Executive from devoting substantially all of his business time to the Company.

     (b) PLACE OF EMPLOYMENT. The principal place of employment of Executive shall be at the Company's principal executive offices in Cranford, New Jersey.

     4.   Compensation and Benefits.

          (a) SALARY. During the Employment Period, the Company shall pay Executive a minimum annual base salary in the amount of $325,000 (the "Annual Base Salary") payable in accordance with the Company's regular payroll practices. Executive's Annual Base Salary shall be reviewed annually in accordance with the policy of the Company from time to time and may be subject to upward adjustment based upon, among other things, Executive's performance, as determined in the sole discretion of the Chief Executive Officer and the President. In no event shall Executive's Annual Base Salary in effect at a particular time be reduced without his prior written consent.

     (b) INCENTIVE COMPENSATION/BONUSES. In addition, Executive shall be eligible for incentive compensation payable each year in such amounts as may be determined by the Option and Executive Compensation Committee of the Board (the "Compensation Committee") based upon, among other factors, growth in Funds from Operations per Common Share (as hereinafter defined) for the year. Executive shall be entitled to receive such bonuses and options to purchase shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") as the Board or the

Compensation Committee as the case may be shall approve, in its sole discretion, including, without limitation, options and bonuses contingent upon Executive's performance and the achievement of specified financial and operating objectives for Funds from Operations per Common Share. For purposes of this Agreement, "Funds from Operations per Common Share" for any period shall mean (i) net income (loss) before minority interest of unit holders, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructuring and sale of property, plus real estate return, depreciation and amortization as calculated in accordance with the National Association of Real Estate Investment Trusts definition published in March 1995, as amended from time to time, and as applied in accordance with the accounting practices and policies of the Company in effect from time to time on a consistent basis to the entire Employment Period, divided by (ii) the sum of (A) the primary weighted average number of outstanding shares of Common Stock as it appears in the Company's financial statement for the applicable period and (B) the primary weighted average number of outstanding common limited partnership units ("Common OP Units") of Mack-Cali Realty, L.P., a Delaware limited partnership (the "Partnership") of which the Company is the sole general partner, for the applicable period. All classes of preferred stock which are convertible into Common Stock and all classes of preferred or other units which are convertible into Common OP Units shall be treated as if they have been converted into Common Stock or Common OP Units and shall be included in the denominator, irrespective of any waiting period which must elapse prior to conversion.

          (c) TAXES AND WITHHOLDING. The Company shall have the right to deduct and withhold from all compensation all social security and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld.

          (d) ADDITIONAL BENEFITS. In addition to the compensation specified above and other benefits provided pursuant to this Paragraph 4, Executive shall be entitled to the following benefits:

          (i) participation in the Employee Stock Option Plan of Cali Realty Corporation, the Cali Realty Corporation 401(k) Savings and Retirement Plan (subject to statutory rules and maximum contributions and non-discrimination requirements applicable to 401(k) plans) and such other benefit plans and programs , including but not limited to restricted stock, phantom stock and/or unit awards, loan programs and any other incentive compensation plans or programs (whether or not employee benefit plans or programs), as maintained by the Company from time to time and made generally available to executives of the Company with such participation to be consistent with reasonable Company guidelines;


          (ii) participation in any health insurance, disability insurance, paid vacation, group life insurance or other welfare benefit program made generally available to executives of the Company; and

         (iii) reimbursement for reasonable business expenses incurred by Executive in furtherance of the interests of the Company including a monthly allowance of twelve hundred ($1,200) which is intended to cover the cost of local business-related travel expenses exclusive of amounts paid to third-parties (E.G. taxi service).

     5.   Termination of Employment and Change in Control.

          (a) Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

          (i) CAUSE. The Company shall have the right to terminate Executive's employment for Cause upon Executive's: (A) willful and continued failure to use best efforts to substantially perform his duties hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness) for a period of thirty (30) days after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes Executive has not substantially performed his duties; (B) willful misconduct and/or willful violation of Paragraph 11 hereof, which is materially economically injurious to the Company and the Partnership taken as a whole; (C) the willful violation of the provisions of Paragraph 13 hereof; or (D) conviction of, or plea of guilty to a felony. For purposes of this sub-paragraph 5(a), no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him (I) not in good faith and (II) without reasonable belief that his action or omission was in furtherance of the interests of the Company.

          (ii) DEATH. Executive's employment hereunder shall terminate upon his death.

         (iii) DISABILITY. The Company shall have the right to terminate Executive's employment due to "Disability" in the event that there is a determination by the Company, upon the advice of an independent qualified physician, reasonably acceptable to Executive, that Executive has become physically or mentally incapable of performing his duties under this Agreement and such disability has disabled Executive for a cumulative period of one hundred eighty (180) days within a twelve (12) month period.

          (iv) GOOD REASON. Executive shall have the right to terminate his employment for "Good Reason": (A) upon the occurrence of any material breach of this Agreement by the Company which shall include but not be limited to; an assignment to Executive of duties materially and adversely inconsistent with Executive's status as Executive Vice President or a material or adverse alteration in the nature of or diminution in Executive's duties and/or responsibilities, reporting obligations, titles or authority; (B) upon a reduction in Executive's Annual Base Salary or a material reduction in other benefits (except for bonuses or similar discretionary payments) as in effect at the time in question, a failure to pay such amounts when due or any other failure by the Company to comply with Paragraph 4 hereof; (C) within six (6) months following the date a Notice of Non-Renewal is issued by the Company pursuant to Paragraph 2 hereof; (D) on or within six (6) months following a Change in Control (as hereinafter defined) in accordance with the provisions set forth in sub-paragraph 5(a)(vii) hereof; (E) any purported termination of Executive's employment for Cause which is not effected pursuant to the procedures of sub-paragraph 5(a)(i) (and for purposes of this Agreement, in the event of such failure to comply, no such purported termination shall be effective); or (F) upon the relocation of the Company's principal executive offices or Executive's own office location to a location more than thirty
               (30) miles away from Cranford, New Jersey.

          (v) WITHOUT CAUSE. The Company shall have the right to terminate the Executive's employment hereunder without Cause subject to the terms and conditions of this Agreement.

          (vi) WITHOUT GOOD REASON. The Executive shall have the right to terminate his employment hereunder without Good Reason subject to the terms and conditions of this Agreement.

         (vii) CHANGE IN CONTROL. Executive shall have the right to terminate his employment hereunder on or within six (6) months following a Change in Control. Such termination shall be deemed a termination for Good Reason hereunder. For purposes of this Agreement "Change in Control" shall mean that any of the following events has occurred: (A) any "person" or "group" of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any employee benefit plan sponsored by the Company, becomes the "beneficial owner", as such term is used in Section 13 of the Exchange Act, (irrespective of any vesting or waiting periods) of (I) Common Stock or any class of stock convertible into Common Stock and/or (II) Common OP Units or preferred units or any other class of units convertible into Common OP Units, in an amount equal to twenty (20%) percent or more of the sum total of the Common Stock and the Common OP Units (treating all classes of outstanding stock, units or other securities convertible into stock units as if they were converted into Common Stock or Common OP Units as the case may be and then treating Common Stock and Common OP Units as if they were a single class) issued and outstanding immediately prior to such acquisition as if they were a single class and disregarding any equity raise in connection with the financing of such transaction; (B) any Common Stock is purchased pursuant to a tender or exchange offer other than an offer by the Company; (C) the dissolution or liquidation of the Company or the consummation of any merger or consolidation of the Company or any sale or other disposition of all or substantially all of its assets, if the shareholders of the Company and unitholders of the Partnership taken as a whole and considered as one class immediately before such transaction own, immediately after consummation of such transaction, equity securities and partnership units possessing less than fifty (50%) percent of the surviving or acquiring company and partnership taken as a whole; or (D) a turnover, during any two (2) year period, of the majority of the members of the Board, without the consent of the remaining members of the Board as to the appointment of the new Board members.

          (b) NOTICE OF TERMINATION. Any termination of Executive's employment by the Company or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. In the event of the termination of Executive's employment on account of death, written Notice of Termination shall be deemed to have been provided on the date of death.

     6. Compensation Upon Termination of Employment By the Company for Cause or By Executive without Good Reason.

     In the event the Company terminates Executive's employment for Cause or Executive terminates his employment without Good Reason, the Company shall pay Executive any unpaid Annual Base Salary at the rate then in effect accrued through and including the date of termination. In addition, in such event, Executive shall be entitled (i) to receive any earned but unpaid incentive compensation or bonuses and (ii) to exercise any options which have vested and are exercisable in accordance with the terms of the applicable option grant agreement or plan.

Except for any rights which Executive may have to unpaid salary amounts through and including the date of termination, earned but unpaid incentive compensation or bonuses and vested options, the Company shall have no further obligations hereunder following such termination. The aforesaid amounts shall be payable in full immediately upon such termination.

     7.   Compensation Upon Termination of Employment Upon Death or Disability.

     In the event of termination of Executive's employment as a result of either Executive's death or Disability, the Company shall pay to Executive, his estate or his personal representative (i) the unpaid Annual Base Salary at the rate then in effect through the end of the Unexpired Employment Period (the "Annual Base Salary Payment"); (ii) a pro-rata portion, based upon the number of days in the period beginning with the date of the termination of Executive's employment due to death or Disability and ending with the last day of the Unexpired Employment Period, of the cash equivalent of the average annual amount of all other compensation based on the average of the last two (2) calendar years immediately preceding the year in which Executive's termination of employment occurs including, without limitation, incentive compensation payments, bonuses and stock based compensation (E.G., stock options, restricted stock awards, etc.) paid, granted or accreted to Executive during such years (the "Pro-Rata Portion of Other Compensation") and (iii) reimbursement of expenses incurred prior to date of termination ("Expense Reimbursement"). The aforesaid amounts shall be payable in cash without discount for early payment, at the option of Executive, his estate or his personal representative, either in full immediately upon such termination or monthly over the Unexpired Employment Period (the "Payment Election"). In the event of termination of employment due to Disability, Executive shall also receive continuation of health coverage through the end of the Unexpired Employment Period on the same basis as health coverage is provided by the Company for active employees and as may be amended from time to time ("Medical Continuation").

     In addition, all (A) incentive compensation payments or programs of any nature whether stock based or otherwise that are subject to a vesting schedule including, without limitation, restricted stock, phantom stock, units and any loan forgiveness arrangements granted to Executive ("Incentive Compensation") shall immediately vest as of the date of such termination ("Vested Incentive Compensation") and (B) options granted to Executive shall immediately vest as of the date of such termination (the "Vested Options") and Executive shall be entitled at the option of Executive, his estate or his personal representative, within one (1) year of the date of such termination, to exercise any options which have vested (including, without limitation, by acceleration in accordance with the terms of this Agreement, the applicable option grant agreement or plan) and are exercisable in accordance with the terms of the applicable option grant agreement or plan and/or any other methods or procedures for exercise applicable to optionees or to require the Company (upon written notice delivered within one hundred eighty (180) days following the date of Executive's termination) to repurchase all or any portion of Executive's vested options to purchase shares of Common Stock at a price equal to the difference between the Repurchase Fair Market Value (as hereinafter defined) of the shares of Common Stock for which the options to be repurchased are exercisable and the exercise price of such options as of the date of Executive's termination of employment (the "Vested Option Exercise Election"). In the event of a conflict between any option grant agreement or plan and this Agreement, the terms of this Agreement shall control.

     Except for any rights which Executive may have to all of the above including the Annual Base Salary Payment, the Pro-Rata Portion of Other Compensation, Vested Incentive Compensation, Vested Options, Expense Reimbursement and in the event of a termination of employment due to Disability, Medical Continuation, the Company shall have no further obligations hereunder following such termination.

For purposes of this Agreement, "Repurchase Fair Market Value" shall mean the average of the closing price on the New York Stock Exchange (or such other exchange on which the Common Stock is primarily traded) of the Common Stock on each of the trading days within the thirty (30) days immediately preceding the date of termination of Executive's employment.

     8. Compensation Upon Termination of Employment By the Company Without Cause or By Executive for Good Reason.

     In the event the Company terminates Executive's employment for any reason other than Cause or Executive terminates his employment for Good Reason, the Company shall pay to Executive and Executive shall be entitled to receive the greater of (i) three million two hundred thousand dollars ($3,200,000) with such amount subject only to upwards adjustment from time to time by the Compensation Committee (the "Fixed Amount") or (ii) the sum total of (A) the Annual Base Salary Payment and (B) the

Pro-Rata Portion of Other Compensation. The aforesaid amount shall be payable in cash without discount for early payment, at the option of Executive, either in full immediately upon such termination or monthly over the Unexpired Employment Period.

     In addition, the Executive shall be entitled to receive Vested Incentive Compensation, Vested Options exercisable pursuant to the Vested Option Exercise Election, Medical Continuation, and Expense Reimbursement. Executive understands that any options exercised more than ninety (90) days following the date of his termination of employment which were granted as incentive stock options shall automatically be converted into non-qualified options.

     Except for any rights which Executive may have to Vested Incentive Compensation, Vested Options, Medical Continuation and Expense Reimbursement and either the Fixed Amount or in lieu thereof to the Annual Base Salary Payment, and the Pro-Rata Portion of Other Compensation (as defined in Paragraph 7), the Company shall have no further obligations hereunder following such termination. The parties both agree that the agreement to make these payments was consideration and an inducement to obtain Executive's consent to enter into this Agreement. The payments are not a penalty and neither party will claim them to be a penalty. Rather, the payments represent a fair approximation of reasonable amounts due to Executive for the Employment Period.

     9.   Change in Control.

          (a) OPTIONS. Any Incentive Compensation and options granted to Executive that have not vested as of the date of a Change in Control shall immediately vest upon the date of the Change in Control. Neither the occurrence of a Change in Control, nor the vesting in any options as a result thereof shall require Executive to exercise any options. In the event of a conflict between any Incentive Compensation grant agreement or program or any option grant agreement or plan and this Agreement, the terms of this Agreement shall control.

          (b) UPON TERMINATION. In the event Executive terminates his employment on or following a Change in Control as set forth in sub-paragraph 5(a)(vii), the Company shall pay to Executive and Executive shall be entitled to all the payments and rights Executive would have had if Executive had terminated his employment with Good Reason as set forth in Paragraph 8.

          The aforesaid amount shall be payable in accordance with Executive's Payment Election.

          Except for any rights which Executive may have to Vested Incentive Compensation, Vested Options (including, without limitation, by acceleration in accordance with sub-paragraph 9(a)), Medical Continuation, Expense Reimbursement and the Excise Tax Gross Up set forth in subparagraph 9(d), and either the Fixed Amount or in lieu thereof to the Annual Base Salary Payment, and the Pro-Rata Portion of Other Compensation (as defined in Paragraph 7), the Company shall have no further obligations hereunder following such termination.

          (c) RETENTION PAYMENT. Prior to the date of a Change in Control and subject to the approval of the Board, Executive may make an election to receive, as a retention payment, the payments and rights set forth sub-paragraph 9(b) above (the "Retention Payment") and remain in the employ of the successor after the Change in

Control. In the event that Executive makes such election and the Board approves the same, this Agreement shall remain in full force and effect except that (i) simultaneously with the receipt of the Retention Payment, Executive shall waive any right to receive any additional payment as a direct result of such Change in Control, and (ii) other than with respect to the consummation of a subsequent transaction which constitutes a Change in Control and is unrelated to the Change in Control with respect to which the Retention Payment was paid, termination payments otherwise due subsequently under this Agreement for any event requiring payment of termination payments under this Agreement which occurs within the six
(6) month period immediately following the date of the Change In Control as to which the Retention Payment was paid shall be reduced by the Retention Payment paid to Executive on the date of the Change in Control.

          Any cash payments owed to Executive pursuant to this sub-paragraph 9(c) shall be paid to Executive in a single sum without discount for early payment at the time of the Change in Control but prior to the consummation of the transaction with any successor.

          (d) EXCISE TAX GROSS UP. In addition, if it is determined by an independent accountant mutually acceptable to the Company and Executive that as a result of any payment in the nature of compensation made by the Company to (or for the benefit of) Executive pursuant to this Agreement or otherwise, an excise tax may be imposed on Executive pursuant to Section 4999 of the Code (or any successor provisions), the Company shall pay Executive in cash an amount equal to X determined under the following formula: (the "Excise Tax Gross Up"):

                                     E x P
                    X =____________________________________
                         1-[(FI x (1-SLI)) + SLI + E + M]
where

E    =    the rate at which the excise tax is assessed under Section 4999 of the
          Code (or any successor provisions);

P    =    the amount with respect to which such excise tax is assessed, determined without regard to the Excise Tax Gross Up;

FI   =    the highest effective marginal rate of income tax applicable to
          Executive under the Code for the taxable year in question (taking into account any phase-out or loss of deductions, personal exemptions or other similar adjustments);

SLI  =    the sum of the highest effective marginal rates of income tax applicable to Executive under all applicable state and local laws for the taxable year in question (taking into account any phase-out or loss of deductions, personal exemptions and other similar adjustments); and

M    =    the highest marginal rate of Medicare tax applicable to Executive under the Code for the taxable year in question.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) Executive under the terms of this Agreement or otherwise and on which an excise tax under Section 4999 of the Code (or any successor provisions) may be assessed, the payment determined under this sub-paragraph 9(d) shall be paid to Executive at the time of the Change in Control but prior to the consummation of the transaction with any successor. It is the intention of the parties that the Company provide Executive with a full tax gross-up under the provisions of this Paragraph, so that on a net after-tax basis, the result to Executive shall be the same as if the excise tax under Section 4999 of the Code (or any successor provisions) had not been imposed. The Excise Tax Gross Up may be adjusted if alternative minimum tax rules are applicable to Executive.

     10.  Mitigation / Effect on Employee Benefit Plans and Programs.

          (a) MITIGATION. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment. Amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive and such payment shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense, or other right which the Company may have against Executive or others.

          (b) EFFECT ON EMPLOYEE BENEFIT PROGRAMS. The termination of Executive's employment hereunder, whether by the Company or Executive, shall have no effect on the rights and obligations of the parties hereto under the Company's (i) welfare benefit plans including, without limitation, Medical Continuation as provided for herein and, health coverage thereafter but only to the extent required by law, and on the same basis applicable to other employees and (ii) 401(k) Plan but only to the extent required by law and pursuant to the terms of the 401(k) Plan.

     11.  Confidential Information.

          (a) Executive understands and acknowledges that during his employment with the Company, he will be exposed to Confidential Information (as defined below), all of which is proprietary and which will rightfully belong to the Company. Executive shall hold in a fiduciary capacity for the benefit of the Company such Confidential Information obtained by Executive during his employment with the Company and shall not, directly or indirectly, at any time, either during or after his employment with the Company, without the Company's prior written consent, use any of such Confidential Information or disclose any of such Confidential Information to any individual or entity other than the Company or its employees, attorneys, accountants, financial advisors, consultants, or investment bankers except as required in the performance of his duties for the Company or as otherwise required by law. Executive shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

          (b) The term "Confidential Information" shall mean any information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained from the Company or its predecessors or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Executive on behalf of the Company or its predecessors. For purposes of this Paragraph 11, the Company shall be deemed to include any entity which is controlled, directly or indirectly, by the Company and any entity of which a majority of the economic interest is owned, directly or indirectly, by the Company.

     12.  Return of Documents.

Except for such items which are of a personal nature to Executive (E.G., daily business planner), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of the Company, shall not be copied, summarized, extracted from, or removed from the premises of the Company, except in pursuit of the business of the Company and at the direction of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of Executive's employment or at any time as requested by the Company.

13.  Noncompete.

     Executive agrees that:

          (a) During the Employment Period and, in the event (i) the Company terminates Executive's employment for Cause, or (ii) Executive terminates his employment without Good Reason, for a one (1) year period thereafter, Executive shall not, directly or indirectly, within the continental United States, engage in, or own, invest in, manage or control any venture or enterprise primarily engaged in any office-service, flex, or office property development, acquisition or management activities without regard to whether or not such activities compete with the Company. Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business which is publicly traded, so long as he has no active participation in the business of such corporation or other entity. Moreover, the foregoing limitations shall not be deemed to restrict or otherwise limit Executive from conducting real estate development, acquisition or management activities with respect to the Excluded Properties, if any, provided that during the Employment Period the performance of such activities does not prevent Executive from devoting substantially all of his business time to the Company.

          (b) If, at the time of enforcement of this Paragraph 13, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable, the parties agree that reasonable maximum duration, scope, area or other restrictions may be substituted by such court for the stated duration, scope, area or other restrictions and upon substitution by such court, this Agreement shall be automatically modified without further action by the parties hereto.

          (c) For purposes of this Paragraph 13, the Company shall be deemed to include any entity which is controlled, directly or indirectly, by the Company and any entity of which a majority of the economic interest is owned, directly or indirectly, by the Company.

     14.  Remedies.

     The parties hereto agree that the Company would suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained in Paragraphs 11, 12 or 13 of this Agreement. Therefore, in the event of the actual or threatened breach by Executive of any of the provisions of Paragraphs 11, 12 or 13 of this Agreement, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions thereof.

     15.  Indemnification/Legal Fees.

          (a) INDEMNIFICATION. In the event the Executive is made party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of Executive's employment with or serving as an officer or director of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity, the Company shall indemnify, hold harmless and defend Executive to the fullest extent authorized by Maryland law, as the same exists and may hereafter be amended, against any and all claims, demands, suits, judgments, assessments and settlements including all expenses incurred or suffered by Executive in connection therewith (including, without limitation, all legal fees incurred using counsel reasonably acceptable to Executive) and such indemnification shall continue as to Executive even after Executive is no longer employed by the Company and shall inure to the benefit of his heirs, executors, and administrators. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such expenses; but, only in the event that Executive shall have delivered in writing to the Company an undertaking to reimburse the Company for expenses with respect to which Executive is not entitled to indemnification. The provisions of this Paragraph shall remain in effect after this Agreement is terminated irrespective of the reasons for termination. The indemnification provisions of this Paragraph shall not supersede or reduce any indemnification provided to Executive under any separate agreement, or the by-laws of the Company since it is intended that this Agreement shall expand and extend the Executive's rights to receive indemnity.

          (b) LEGAL FEES. If any contest or dispute shall arise between the Company and Executive regarding or as a result of any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive's claims pursued or defended in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed).

     16.  Successors and Assigns.

          (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of an such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if Executive terminated his employment hereunder within six (6) months of a Change in Control as set forth in Paragraph 9, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. In the event of such a breach of this Agreement, the Notice of Termination shall specify such date as the date of termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to all or substantially all of its business and/or its assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Any cash payments owed to Executive pursuant to this Paragraph 16 shall be paid to Executive in a single sum without discount for early payment immediately prior to the consummation of the transaction with such successor.

          (b) This Agreement and all rights of Executive hereunder may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive's death by giving Company written notice thereof. If Executive should die following the date of termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, including, without limitation, under any applicable plan, or otherwise to his legal representatives or estate.

     17.  Timing of and No Duplication of Payments.

     All payments payable to Executive pursuant to this Agreement shall be paid as soon as practicable after such amounts have become fully vested and determinable. In addition, Executive shall not be entitled to receive duplicate payments under any of the provisions of this Agreement.

     18.  Modification or Waiver.

     No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

     The respective rights and obligations of the parties hereunder shall survive the Executive's termination of employment and termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

     19.  Notices.

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to the Company or Executive, as applicable, at the address set forth above (or to such other address as shall have been previously provided in accordance with this Paragraph 19).

     20.  Governing Law.

     This agreement will be governed by and construed in accordance with the laws of the State of New Jersey except as to Paragraph 15(a), without regard to principles of conflicts of laws thereunder.

     21.  Severability.

     Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then, subject to the provisions of sub-paragraph 13(b) above, such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

     22.  Legal Representation.

     Each of the Company and Executive have been represented by counsel with respect to this Agreement.

     23.  Counterparts.

     This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.

     24.  Headings.

     The headings of the Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

     25.  Entire Agreement.

     This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. The parties recognize that the Prior Agreement dated as of January 21, 1997 has been canceled.

     26.  Survival of Agreements.

     The covenants made in Paragraphs 5 through 15 and 21 each shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                              MACK-CALI REALTY CORPORATION


                         By:
                              -----------------------------------------
                              Name:
                              Title:




                              -----------------------------------------
                              John R. Cali

                                      SCHEDULE A
                                      ----------


Those properties described in the Prospectus of Cali Realty Corporation for the sale of 10,500,000 Shares dated August 24, 1994, in the section entitled "Business and Properties -- Excluded Properties".




















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